EXHIBIT 10.19
Base Salaries for Fiscal Year 2011, Cash Bonuses for Fiscal Year 2010 and 2011 Equity Compensation Awards

			2011 Stock	2011 Restricted	2011 Restricted
			Option Grant (1)	Stock Award (2)	Stock Units (3)
Name and Title	2011 Salary	2011 Bonus	(shares)	(shares)	(shares)
N. Anthony Coles, M.D.	$701,000	$452,920	105,000	15,000	50,000
President and Chief Executive Officer

Matthew K. Fust	$452,100	$159,970	42,000	6,000	22,500
Executive Vice President and Chief Financial Officer

Laura Brege	$487,100	$170,122	35,000	5,000	22,500
Executive Vice President, Corporate Affairs

Juergen Lasowski, Ph.D.	$406,600	$136,537	78,500 (4)	5,500	22,500
Executive Vice President, Corporate Development & Strategy

Suzanne M. Shema, J.D.	$396,900	$137,480	38,500	5,500	12,500
Senior Vice President, General Counsel

(1)	One-eighth of the shares subject to the stock options will vest on the six month anniversary of the date of grant and the remaining shares will vest in equal monthly installments over the following 42 months.

(2)	One-third of the shares subject to the restricted stock award will vest on the one year anniversary of the date of grant and the remaining shares will vest in two equal installments on the second and third anniversaries of the date of grant.

(3)	The restricted stock units are subject to performance objectives set by the Compensation Committee (the “Committee”) of the Board of Directors and will vest in full or part based on achievement of the performance metrics. If the Committee concludes that the goals have not been met by January 1, 2014, the shares will be forfeited.

(4)	This stock option grant includes 40,000 stock options, which will vest in equal monthly installments over 48 months.